Exhibit 99.1

Sun Country Airlines Appoints Wendy Schoppert to Board of Directors
MINNEAPOLIS — September 22, 2025 (GLOBE NEWSWIRE) - Sun Country Airlines (NASDAQ: SNCY) announced today the appointment of Twin Cities businessperson Wendy Schoppert to its Board of Directors, effective October 1, 2025.

Schoppert brings a wealth of experience as a corporate board director for public and private companies across the retail, consumer products, financial services, and health care industries. She currently serves as Chair of the Board of The ODP Corporation/Office Depot as well as a member of the Davita, Inc. and Fossil Inc. Board of Directors. Previously, Schoppert served on the boards of The Hershey Company, Bremer Financial Group, and Big Lots, Inc.

Her executive career includes nine years at Sleep Number Corporation, where she held senior leadership roles including EVP/Chief Financial Officer, SVP/Chief Information Officer, Head of International, and interim Chief Marketing Officer. Earlier in her career, Schoppert held senior roles at U.S. Bank and began her career in the airline industry with positions at American Airlines, Northwest Airlines, and America West Airlines.

“Wendy brings an exceptional combination of financial and governance expertise to our Board,” said Jennifer Vogel, Sun Country Board Chair. “Her broad industry experience – particularly in finance and shareholder engagement - and proven success guiding high profile companies through growth will be invaluable to Sun Country as we continue to build for the future.”

“We look forward to welcoming Wendy to the Sun Country team. The depth and breadth of her background, along with her early career experience in the airline industry, makes her uniquely positioned to contribute to Sun Country’s continued success and growth,” said Jude Bricker, Sun Country Airlines President and CEO.

Schoppert received her bachelor’s degree in mathematics and operations research and her MBA from Cornell University.
About Sun Country Airlines
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically and synergistically deploys shared resources for our passenger service, including scheduled service and charter, and cargo service segments. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing cargo service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit https://www.stories.suncountry.com/multimedia.

Media Contact: MediaRelations@suncountry.com